UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☑ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Cell Genesys, Inc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Preliminary Copy

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
May 3, 2005

TO THE STOCKHOLDERS:
      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Cell Genesys, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, May 3, 2005 at 10:00 a.m., local time, at the Company’s offices at 500 Forbes Boulevard, South San Francisco, California 94080, for the following purposes:

1.	To elect directors to serve until the next annual meeting of stockholders or until their successors are elected.

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2005.

3.	To amend the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 75,000,000 shares to 150,000,000 shares.

4.	To approve the Company’s 2005 Equity Incentive Plan.

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
      These items of business are more fully described in the Proxy Statement accompanying this notice.
      Only stockholders of record at the close of business on March 7, 2005 are entitled to notice of and to vote at the meeting and any adjournment thereof.
      All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, please mark, sign, date and return the enclosed proxy card as soon as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if the stockholder has returned a proxy.

Sincerely,

Matthew J. Pfeffer
Secretary
South San Francisco, California
March 2, 2005
IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
PROPOSAL ONE
BOARD STRUCTURE
PROPOSAL TWO
PROPOSAL THREE
PROPOSAL FOUR
OTHER INFORMATION
EXECUTIVE OFFICER COMPENSATION
Annual Compensation
Individual Grants
REPORT OF THE COMPENSATION COMMITTEE
MEMBERS OF THE COMPENSATION COMMITTEE AS OF FISCAL YEAR 2004
REPORT OF THE AUDIT COMMITTEE
MEMBERS OF THE AUDIT COMMITTEE AS OF FISCAL YEAR 2004
Comparison of Cumulative Stockholder Return
OTHER MATTERS

Preliminary Copy
CELL GENESYS, INC.
500 Forbes Boulevard
South San Francisco, CA 94080

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING
General
      The enclosed proxy is solicited on behalf of the board of directors of Cell Genesys, Inc., a Delaware corporation (“Cell Genesys” or the “Company”), for use at the Annual Meeting of Stockholders to be held on Tuesday, May 3, 2005 at 10:00 a.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s offices at 500 Forbes Boulevard, South San Francisco, California 94080. The Company’s telephone number is (650) 266-3000.
      These proxy solicitation materials were mailed on or about March 31, 2005, together with the Company’s 2005 Annual Report to Stockholders, to all stockholders entitled to vote at the Annual Meeting.
Record Date
      Holders of record of the Company’s common stock at the close of business on March 7, 2005 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the Record Date,                      shares of the Company’s common stock were issued and outstanding.
Revocability of Proxies
      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or time than that of the previously submitted proxy or by attending the meeting and voting in person.
Voting and Solicitation
      Every stockholder voting in the election of directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such stockholder, or distribute the stockholder’s votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more candidates than the number of directors to be elected. However, no stockholder shall be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate votes. On all other matters, each share has one vote.
      The cost of soliciting proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and employees, without additional compensation, personally or by telephone, facsimile or letter.

Quorum; Abstentions; Broker Non-Votes
      The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote shall constitute a quorum for the transaction of business. Shares that are voted “FOR,” “AGAINST” or “WITHHELD” on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares cast by the common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter (the “Votes Cast”).
      A plurality of the votes duly cast is required for the election of directors. Thus, neither abstentions nor broker non-votes affect the election of directors, as only affirmative votes will affect the outcome of the election.
      The Company intends to count abstentions for purposes of determining both (i) the presence or absence of a quorum for the transaction of business, and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). Thus, abstentions will have the same effect as a vote against the proposal.
      Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal. Thus, a broker non-vote will not have any effect on the outcome of the voting on a proposal.
Deadline for Receipt of Stockholder Proposals
      Proposals for the Company’s 2006 Annual Meeting of Stockholders must be received by the Company no later than December 1, 2005 in order to be considered for inclusion in the proxy statement and form of proxy relating to the Company’s 2006 Annual Meeting of Stockholders.
      The proxy holders for the Company’s 2006 Annual Meeting of Stockholders will have discretionary authority to vote as they see fit on any stockholder proposal at the meeting that is received by the Company after February 14, 2006.
      The attached proxy card grants the persons named as proxies discretionary authority to vote on any matter raised at the 2005 Annual Meeting that is not included in this Proxy Statement. The Company has not been notified by any stockholder of his or her intent to present a new stockholder proposal at the Annual Meeting.

PROPOSAL ONE
ELECTION OF DIRECTORS
Nominees
      Nine directors are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s nine nominees named below, all of whom are currently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the board of directors to fill the vacancy. The Company is not presently aware of any nominee who will be unable or decline to serve as a director. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting (if applicable) as will ensure the election of as many of the nominees listed below as possible and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been duly elected and qualified.
      The names of and certain information regarding each nominee are set forth below.

Name	Age (1)	Position

Stephen A. Sherwin, M.D.	56	Chairman of the Board and Chief Executive Officer of the Company
David W. Carter	66	Chairman of the Board and Chief Executive Officer of Xenogen Corporation
Nancy M. Crowell	56	Partner of Flagship Ventures
James M. Gower	56	Chairman of the Board and Chief Executive Officer of Rigel Pharmaceuticals, Inc.
John T. Potts, Jr., M.D.	73	Physician-in-Chief and Director of Research emeritus, Massachusetts General Hospital; Jackson Distinguished Professor of Clinical Medicine, Harvard Medical School
Thomas E. Shenk, Ph.D.	58	Elkins Professor, Department of Molecular Biology, Princeton University
Eugene L. Step	75	Retired Executive Vice President and President, Pharmaceutical Division, Eli Lilly and Company
Inder M. Verma, Ph.D.	57	Professor of Molecular Biology and Virology, The Salk Institute
Dennis L. Winger	57	Senior Vice President and Chief Financial Officer of Applera Corporation

(1)	As of February 1, 2005.
      Dr. Sherwin, chairman of the board and chief executive officer, joined Cell Genesys in March 1990. Dr. Sherwin has served as chief executive officer since inception, and in March 1994 he was elected to the additional position of chairman of the board of directors. Dr. Sherwin also served as president until July 2001, at which time Dr. Vallner was appointed president. From 1983 to 1990, Dr. Sherwin held various positions at Genentech, Inc., a biotechnology company, most recently as vice president of clinical research. Prior to 1983, Dr. Sherwin was on the staff of the National Cancer Institute. Dr. Sherwin currently serves as the chairman of the board of Ceregene, Inc., a former subsidiary of Cell Genesys, which he co-founded in 2001. Dr. Sherwin was also a co-founder of Abgenix, Inc., a former subsidiary of Cell Genesys. He is also a director of Neurocrine Biosciences, Inc. and Rigel Pharmaceuticals, Inc. Dr. Sherwin, who also serves as a board member of the Biotechnology Industry Organization, holds a B.A. in biology from Yale University, an M.D. from Harvard Medical School and is board-certified in internal medicine and medical oncology.

      Mr. Carter has served as a director of Cell Genesys since May 1997. Mr. Carter has served as chairman of the board of directors and chief executive officer of Xenogen Corporation since November 1997. From 1991 to 1997, Mr. Carter served as president, chief executive officer and chairman of the board of directors of Somatix Therapy Corporation. Prior to 1991, he was president and chief operating officer of Northfield Laboratories. Mr. Carter also serves as a director of ImmunoGen, Inc. Mr. Carter served as director of Ceregene, Inc. until July 2004. Mr. Carter received a B.A. and an M.B.A. from Indiana University.
      Ms. Crowell has served as a director of Cell Genesys since October 2000. Since May 2000, Ms. Crowell has served as partner of Flagship Ventures. From 1989 to 1999, Ms. Crowell was a partner and a managing director at Cowen & Company (now SG Cowen Securities Corporation). Ms. Crowell founded and managed Cowen’s healthcare investment banking practice. Prior to that, Ms. Crowell held various investment banking and research positions at Robert Fleming, Dean Witter Reynolds, Merrill Lynch and Citibank International. She has been involved in key financings and strategic transactions for many companies in the biotechnology sector including Celera Genomics Corporation, Cephalon, Inc., Genzyme Corporation, Myriad Genetics, Inc., Vertex Pharmaceuticals, Inc. and Vical, Inc. Ms. Crowell is a director of Renovis, Inc. and Nanostream, Inc. Ms. Crowell holds an M.B.A. from the Haas Graduate School of Business Administration at the University of California, Berkeley and a B.A. from Wellesley College.
      Mr. Gower has served as a director of Cell Genesys since July 1996. In 1996, Mr. Gower became chairman and chief executive officer of Rigel Pharmaceuticals, Inc. From 1992 to 1996, Mr. Gower served as president and chief executive officer of Tularik, Inc. From 1981 to 1990, he held several positions with Genentech, Inc., most recently as senior vice president responsible for sales, marketing, business development and product planning. From 1972 to 1981, Mr. Gower served in a variety of positions in sales and marketing at American Hospital Supply Corporation, most recently as vice president of marketing. Mr. Gower received a B.S. in operations research and an M.B.A. from the University of Tennessee.
      Dr. Potts has served as a director of Cell Genesys since May 1997. His career spans more than 40 years of service in science and medicine. Dr. Potts is currently the Jackson Distinguished Professor of Clinical Medicine at Harvard Medical School. After medical training at the University of Pennsylvania, he did his internship and residency at the Massachusetts General Hospital (MGH) from 1957 to 1959, then went to the National Institutes of Health (NIH) to work with Nobel laureate Christian Anfinsen in protein chemistry. Dr. Potts remained at the NIH from 1959 to 1968, when he returned to the MGH as chief of endocrinology. He served as chairman of the Department of Medicine and physician-in-chief from 1981 to 1996. In his role as director of research from 1995 to 2004, Dr. Potts was responsible for developing policies and strategies for preserving and strengthening the extensive scientific research effort at the MGH, an endeavor which he continues to the present. The author or co-author of more than 500 scientific publications, he is a member of the National Academy of Sciences, the Institute of Medicine, and the American Academy of Arts and Sciences. Dr. Potts is a director of ReceptorBase, Inc., a founder of NuVios, Inc., and serves on the Scientific Advisory Boards of MPM Capital and HealthCare Ventures, as well as both the Medical Advisory Board and Scientific Advisory Board of Cell Genesys.
      Dr. Shenk has served as a director of Cell Genesys since August 2001. Dr. Shenk has been Elkins Professor of Molecular Biology at Princeton University since 1984 and is a world-renowned expert in virology and gene therapy who brings over 20 years of experience in the biopharmaceutical field. Dr. Shenk is a member of the National Academy of Sciences, the Institute of Medicine, the American Academy of Arts and Sciences and the American Academy of Microbiology. He is a past president of the American Society for Virology and the American Society for Microbiology, and has published more than 200 scientific papers in various journals. Dr. Shenk is also a member of the board of directors of Merck & Co., Inc. and CV Therapeutics, Inc. Dr. Shenk, who trained as a postdoctoral fellow in molecular biology at Stanford Medical Center, received his B.S. in biology from the University of Detroit and his Ph.D. in microbiology from Rutgers University. Dr. Shenk also serves as a member of the Cell Genesys Scientific Advisory Board.
      Mr. Step has served as a director of Cell Genesys since February 1993. From 1973 until his retirement in 1992, Mr. Step served in various positions in senior management of Eli Lilly and Company, most recently as executive vice president, president of the pharmaceutical division and a member of the board of directors and its executive committee. Mr. Step is a past chairman of the board of the Pharmaceutical Manufacturers Association and a past president of the International Federation of Pharmaceutical Manufacturers Associations. Mr. Step is also a director of Ceregene, Inc. and Guidant Corporation. Mr. Step holds a B.A. in economics from the University of Nebraska and an M.S. in finance and accounting from the University of Illinois.
      Dr. Verma has served as a director of Cell Genesys since May 1997. Dr. Verma joined The Salk Institute in 1974 and is currently co-director of the Laboratory of Genetics. Currently, Dr. Verma is also an adjunct professor, department of biology, at the University of California, San Diego and has been a member of the faculty since 1979. Dr. Verma is also a member of the National Academy of Sciences and the Institute of Medicine and is past president of the American Society for Gene Therapy. Dr. Verma served as a director of Ceregene, Inc. until July 2004. Dr. Verma holds a degree in Biochemistry from the Lucknow University in India and a Ph.D. in Biochemistry from the Weizmann Institute in Rehovoth, Israel. Dr. Verma also serves as a member of the Cell Genesys Scientific Advisory Board.
      Mr. Winger has served as a director of Cell Genesys since January 2004. Mr. Winger currently serves as senior vice president and chief financial officer of Applera Corporation and was previously senior vice president of finance and administration and chief financial officer of Chiron Corporation. Prior to this, Mr. Winger held various senior financial management positions including chief financial officer at Cooper Companies, Inc. Mr. Winger is a director of Cephalon, Inc. and A.P. Pharma Inc. Mr. Winger holds an M.B.A. from Columbia University Graduate School of Business and a B.A. from Siena College.
      There are no family relationships among directors or executive officers of the Company.
BOARD STRUCTURE
Board Independence
      The board of directors has determined that all of the nominees, except Dr. Sherwin, Dr. Shenk and Dr. Verma, satisfy the definition of “independent director” as established in Nasdaq listing standards. The board of directors has also determined that each of the members of the audit committee, the nominating and governance committee and the compensation committee satisfies the definition of “independent director” as established in Nasdaq listing standards.
Board Meetings and Committees
      The board of directors of the Company held a total of eight meetings during the fiscal year ended December 31, 2004. No incumbent director attended fewer than 75 percent of the total number of meetings of the board of directors and its committees of which he or she was a member, if any. The Company has adopted a policy that encourages members of the board of directors to attend all meetings, including meetings of committees on which they serve and the annual meeting of stockholders. Last year, Dr. Sherwin, chairman of the board and chief executive officer of Cell Genesys, attended and led the 2004 annual meeting of stockholders. Ms. Crowell also attended the meeting.
      The board of directors has an audit committee, a compensation committee and a nominating and governance committee, each of which has adopted a written charter. The charters of the audit committee and the nominating and governance committee are available on the Company’s website.
      The audit committee of the board of directors currently consists of Messrs. Winger, Step and Ms. Crowell. During the second quarter of 2004, Mr. Winger replaced Mr. Gower. The audit committee met six times during 2004. The board of directors has determined that Mr. Winger is qualified as an audit committee financial expert within the meaning of the rules of the Securities and Exchange Commission (SEC) and Nasdaq. The audit committee is responsible for engagement of the Company’s independent registered public accounting firm and pre-approving related party transactions and all audit and non-audit services provided by the Company’s independent registered public accounting firm, and is primarily responsible for reviewing and approving the scope of the audit and other services performed by the Company’s independent registered public accounting firm and for reviewing and evaluating the Company’s accounting principles and its systems of internal accounting controls. The audit committee also serves as the Company’s qualified legal compliance committee (QLCC). The report of the audit committee for fiscal 2004 is included in these proxy solicitation materials.
      The compensation committee of the board of directors, which currently consists of Dr. Potts and Messrs. Carter and Step, met four times during fiscal year 2004. The compensation committee reviews and approves the compensation of, and grants of stock options to, the Company’s executive officers; sets corporate objectives relevant to executive compensation and reviews executive officer performance in light of these objectives; reviews and approves employment agreements, severance arrangements and applicable change in control agreements for the Company’s executive officers; and administers, amends and interprets the Company’s equity incentive plans and benefits programs. The report of the compensation committee for fiscal 2004 is included in these proxy solicitation materials.
      The nominating and governance committee of the board of directors currently consists of Ms. Crowell, Dr. Potts and Mr. Winger. During the second quarter of 2004, Mr. Winger replaced Dr. Shenk. The nominating and governance committee met once during 2004. The committee makes recommendations as to the size and composition of the board; reviews qualifications of potential candidates for election to the board; recommends the slate of nominees for presentation at the annual stockholders’ meeting; makes recommendations with respect to the membership of committees; and assesses the performance of the board and its members. This committee also is responsible for succession planning. This committee also oversees issues of corporate governance as they apply to the Company and recommends amendments to the Company’s corporate governance procedures where appropriate. The nominating and governance committee will consider nominees by stockholders in accordance with the Company’s bylaws.
Compensation of Directors
      Directors who are not employees of the Company receive an annual retainer of $15,000 and a fee of $1,000 for each board meeting attended, as well as reimbursement of expenses incurred in attending board meetings. The chairperson of the compensation and nominating and governance committees each receive an annual retainer of $4,000 and the members of these committees each receive an annual retainer of $3,000. The chairperson of the audit committee receives an annual retainer of $8,000, and the members of the audit committee each receive an annual retainer of $6,000.
      Under the terms of the 2001 Director Option Plan, non-employee directors are granted, on the date they initially become a director, an option to purchase 30,000 shares of the Company’s common stock, which vests as to 25 percent of the shares subject to the option one year after the date of grant, and as to 1/48th of the shares subject to the option each month thereafter, provided that the optionee continues to serve as a director on each relevant vesting date. In addition, non-employee directors are granted annually an option to purchase 7,500 shares of the Company’s common stock, which vests fully on the date of the grant. If the 2005 Equity Incentive Plan is approved, similar grants to non-employee directors will be made from this Plan in the future.
      Certain directors also serve as members of the Company’s Scientific Advisory Board and/or Medical Advisory Board to provide additional oversight of the Company’s key research and development programs. In consideration of such additional services, during 2004, Dr. Shenk and Dr. Verma both earned $50,000. Dr. Potts earned $25,000. Also, in connection with their service under these agreements, Dr. Shenk, Dr. Verma and Dr. Potts were each granted options to purchase 2,500 shares of Cell Genesys common stock in each of fiscal years 2004, 2003 and 2002, in each case with an exercise price equal to the fair market value of the underlying stock on the date of grant. In addition, during 2004, Dr. Verma earned $25,000 as a member of the Scientific Advisory Board of the Company’s subsidiary, Ceregene, Inc.
Required Vote
      The nine nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted will be elected as directors.

Recommendation
      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF ALL NOMINEES.
PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The audit committee of the board of directors has selected Ernst & Young LLP as the independent registered public accounting firm for the Company to audit the financial statements of the Company for the fiscal year ending December 31, 2005. Ernst & Young LLP has audited the Company’s financial statements since the year ended December 31, 1989. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
Fees Billed to the Company by Ernst & Young LLP during Fiscal Years 2004 and 2003
      The aggregate fees for professional services rendered by Ernst & Young LLP for each of the last two years, in the following categories are:

	2004	2003

Audit fees(1)	$696,300	$211,500
Audit-related fees(2)	$12,100	$16,980
Tax fees	$—	$—
All other fees	$—	$—

(1)	Audit fees billed by Ernst & Young LLP include the integrated audit of the Company’s financial statements and internal controls over financial reporting included in the Annual Report on Form 10-K, quarterly reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and comfort letters, consents and assistance with review of documents filed with the Securities and Exchange Commission including those associated with two financing transactions during 2004.

(2)	For fiscal year 2004, audit-related fees consisted primarily of accounting consultations.
      The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-case basis.
      The audit committee of the board of directors has considered whether the provision of the services covered in this section is compatible with maintaining Ernst & Young LLP’s independence.
Required Vote
      The ratification of the appointment of Ernst & Young LLP and the authorization of the audit committee of the board of directors to agree to Ernst & Young LLP’s fees are being submitted to the stockholders at the Annual Meeting. If such appointment is not ratified, the audit committee will reconsider its decision to appoint Ernst & Young LLP as the Company’s independent registered public accounting firm. The affirmative vote of the holders of a majority of the shares of the Company’s common stock voting in person or by proxy on this proposal at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm.
Recommendation
      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
PROPOSAL THREE
INCREASE IN THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK
General
      The Company’s Certificate of Incorporation currently authorizes the issuance of 75,000,000 shares of common stock and 5,000,000 shares of preferred stock. Prior to the Annual Meeting, the board of directors will adopt a resolution approving an amendment to the Certificate of Incorporation to increase the authorized number of shares of common stock to 150,000,000 shares, subject to stockholder approval of the amendment. No change is being proposed to the authorized number of shares of preferred stock.
Current Use of Shares
      At the Record Date,                      shares of the Company’s common stock were issued and outstanding, 15,934,066 shares of common stock were reserved for conversion of the Company’s outstanding Senior Convertible Notes due 2011 which were issued in 2004 and                      shares of common stock were reserved for future issuance under the Company’s equity incentive plans, of which approximately                      shares were covered by outstanding options and approximately                      shares were available for future grant or purchase. Based upon the foregoing number of outstanding and reserved shares of common stock, the Company has approximately                      shares of common stock remaining available for other purposes.
Proposed Amendment to Certificate of Incorporation
      Prior to the Annual Meeting, the Company expects that the board of directors will adopt resolutions setting forth the proposed amendment to the first sentence of Article IV of the Company’s Certificate of Incorporation (the “Amendment”), the advisability of the Amendment, and a call for submission of the Amendment for approval by the Company’s stockholders at the Annual Meeting. The following is the text of the first sentence of Article IV of the Certificate of Incorporation of the Company, as proposed to be amended:

The total number of shares of stock which the Corporation shall have authority to issue is one hundred fifty-five million (155,000,000) shares, of which one hundred fifty million (150,000,000) shares having a par value of one-tenth of one cent ($.001) each shall be designated “Common Stock,” and of which five million (5,000,000) shares having a par value of one-tenth of one cent ($.001) each shall be designated “Preferred Stock,” or “Preferred.”
Purpose and Effect of the Proposed Amendment
      The board of directors believes that the availability of additional authorized but unissued shares will provide it with the flexibility to issue common stock in financings in the future and for other proper corporate purposes, including acquisitions through the use of stock, to establish or maintain strategic alliances with other companies, to adopt additional employee benefit plans (including the 2005 Equity Incentive Plan) and to reserve additional shares for issuance under such plans. Other than as described herein, the board of directors has no immediate plans, understandings, agreements or commitments to issue additional common stock for any such purpose at this time. The Company reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the board of directors.

      Under the Company’s Certificate of Incorporation, the Company’s stockholders do not have preemptive rights with respect to common stock. Thus, should the board of directors elect to issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase such shares. In addition, if the board of directors elects to issue additional shares of common stock, such issuance will have a dilutive effect on earnings per share, voting power, and share holdings of current stockholders.
      The proposed amendment to increase the authorized number of shares of common stock could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. For example, in the event of a hostile attempt to take over control of the Company, it may be possible for the Company to endeavor to impede the attempt by issuing shares of the common stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of the Company. The Amendment therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempt, the proposed Amendment may limit the opportunity for the Company’s stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed Amendment may have the effect of permitting the Company’s current management, including the current board of directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company’s business. However, the board of directors is not aware of any attempt to take control of the Company and the board of directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.
Required Vote
      The affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company is necessary for approval of the Amendment. Therefore, abstentions and broker non-votes effectively count as votes against the Amendment.
Recommendation
      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK FROM 75,000,000 SHARES TO 150,000,000 SHARES.
PROPOSAL FOUR
APPROVAL OF THE 2005 EQUITY INCENTIVE PLAN
      Stockholders are being asked to approve the 2005 Equity Incentive Plan (the “Plan”) so that it can be used to achieve the Company’s goals and also allow the Company to receive a federal income tax deduction for certain compensation paid under the Plan. Prior to the Annual Meeting, we expect that the board of directors will approve the Plan, subject to approval from the stockholders at the Annual Meeting. Approval of the Plan requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock that are present in person or by proxy and entitled to vote at the Annual Meeting.
      The Company intends for the Plan to replace the 1998 Stock Plan (the “1998 Plan”), the 2001 Nonstatutory Stock Option Plan (the “2001 Plan”) and the 2001 Director Option Plan (the “2001 Director Plan,” and together with the 1998 Plan and 2001 Plan, the “Existing Plans”). Although the 1998 Plan, the 2001 Plan and the 2001 Director Plan are not scheduled to terminate until 2008, 2011 and 2011, respectively, the Company will not grant additional options under the Existing Plans if the Plan is approved by the stockholders. The Company’s named executive officers and directors have an interest in this proposal.
      A total of                      shares of our common stock have initially been reserved for issuance under the Plan. Additionally, assuming stockholders approve the Plan, any shares of our common stock which have been reserved but not issued under the Existing Plans as of the date the Plan is approved and any shares of our common stock that would otherwise be returned to the Existing Plans as a result of termination of options or repurchase of shares of common stock issued thereunder will be reserved for issuance under the Plan. No awards have been granted under the Plan.
      We believe strongly that the approval of the Plan is essential to our continued success. Our employees are our most valuable assets. Stock options and other awards such as those provided under the Plan are vital to our ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we conduct our business. Such awards are also important in our ability to motivate employees to achieve the Company’s goals. Finally, certain provisions of the Plan will provide the flexibility needed to address anticipated future changes in the accounting policies for stock option compensation. For these reasons stated above, the stockholders are being asked to approve the Plan.
Summary of the 2005 Equity Incentive Plan
      The following paragraphs provide a summary of the principal features of the Plan and its operation. The following summary is qualified in its entirety by reference to Plan as set forth in Appendix A.
      The Plan provides for the grant of the following types of incentive awards: (i) stock options, (ii) restricted stock, (iii) stock appreciation rights, (iv) performance units and performance shares, and (v) other stock awards as the Committee may determine, which are referred to individually as an “Award.” Those who will be eligible for Awards under the plan include employees, directors and consultants who provide services to the Company and its parent and subsidiary companies.
      As of February 15, 2005, approximately 452 employees, directors and consultants would be eligible to participate in the Plan, although most consultants do not participate in the Plan.
      Number of Shares of Common Stock Available Under the Plan. A total of                     shares of our common stock have initially been reserved for issuance under the Plan. Additionally, assuming stockholders approve the Plan, any shares of our common stock which have been reserved but not issued under the Existing Plans as of the date the Plan is approved and any shares of our common stock that would otherwise be returned to the Existing Plans as a result of termination of options or repurchase of shares of common stock issued thereunder will be reserved for issuance under the Plan. As of the record date, we had                     shares subject to outstanding awards under the Existing Plans and                     shares reserved for future grants under Existing Plans. Although it is possible that some or all of the shares subject to outstanding awards could become reserved for issuance under the Plan pursuant to the termination of outstanding awards, we anticipate that a significant number of such options will be exercised and such shares subject to such awards will therefore never become reserved under the Plan. To date, no Awards have been granted under the Plan.
      If we experience a stock dividend, reorganization or other change in its capital structure, including a merger or change in control, the Committee (as defined below) will have the discretion to adjust the number of shares available for issuance under the Plan, subject to outstanding Awards, and applicable to the per-person limits on Awards, as appropriate to reflect the change.
      Administration of the Plan. The Plan may be administered by the board of directors or by a committee appointed by the board of directors (in either case, the “Committee”). We intend for the Compensation Committee of the board of directors to serve as administrator of the Plan. To make grants to certain of our officers and key employees, the members of the Committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and as “outside directors” under Section 162(m) of the Internal Revenue Code (so that the Company can receive a federal tax deduction for certain compensation paid under the Plan). Subject to the terms of the Plan, the Committee has the sole discretion to select the employees, consultants, and directors who will receive Awards, determine the terms and conditions of Awards, and interpret the provisions of the Plan and outstanding Awards. The Committee may delegate any part of its authority and powers under the Plan to one or more directors and/or officers of the Company, but only the Committee itself can make Awards to participants who are executive officers of the Company.
      Options. The Committee is able to grant nonqualified stock options and incentive stock options under the Plan. The Committee will determine the number of shares subject to each option, but no participant will be able to be granted options covering more than 500,000 shares during any of the Company’s fiscal years, except that a participant may be granted an option covering up to an additional 1,500,000 shares in connection with his or her initial service with the Company. The Committee will determine the exercise price of options granted under the Plan, but with respect to nonstatutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and all incentive stock options (other than those incentive stock options granted as substitute awards in connection with our acquisition of another company), the exercise price must at least be equal to the fair market value of the Company’s common stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of the Company’s outstanding stock, must be at least 110% of the fair market value of the common stock on the grant date.
      The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term may not exceed five years. The Committee determines the term of nonstatutory options, but such options will generally terminate on the earlier of: (i) the date set forth in the Award agreement, or (ii) ten years from the date of grant.
      After termination of service with the Company, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the Award agreement. If no such period of time is stated in a participant’s option agreement, a participant will generally be able to exercise his or her option for (i) three months following his or her termination for reasons other than death or disability, and (ii) one year following his or her termination due to death or disability. In no event will an option be able to be exercised later than the expiration of its term.
      Restricted Stock. Awards of restricted stock are rights to acquire or purchase shares of Company common stock. Restricted stock vests in accordance with the terms and conditions established by the Committee. For example, the Committee may set restrictions based on the achievement of specific performance goals. Awards of restricted stock may be issued either alone, in addition to, or in tandem with other Awards granted under the Plan and/or cash awards made outside of the Plan. The Award agreement will generally grant the Company a right to repurchase or reacquire the shares upon the termination of the participant’s service with the Company for any reason (including death or disability). The Committee will determine the number of shares granted pursuant to an Award of restricted stock, but no participant will be granted a right to purchase or acquire more than 150,000 shares of common stock during any fiscal year, except that a participant may be granted up to an additional 250,000 shares of restricted stock in connection with his or her initial employment with the Company.
      Stock Appreciation Rights. A stock appreciation right is the right to receive the appreciation in fair market value of common stock between the exercise date and the date of grant. Under the terms of the Plan, we can pay the appreciation in either cash or shares of common stock. Stock appreciation rights will become exercisable at the times and on the terms established by the Committee, subject to the terms of the Plan. No participant will be granted stock appreciation rights covering more than 500,000 shares during any fiscal year, except that a participant may be granted stock appreciation rights covering up to an additional 1,500,000 shares in connection with his or her initial service with the Company.
      After termination of service with the Company, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the Award agreement. If no such period of time is stated in a participant’s award agreement, a participant will generally be able to exercise his or her stock appreciation right for (i) three months following his or her termination for reasons other than death or disability, and (ii) one year following his or her termination due to death or disability. In no event will a stock appreciation right be exercised later than the expiration of its term.
      Performance Units and Performance Shares. Performance units and performance shares are Awards that will result in a payment to a participant only if the performance goals or other vesting criteria the Committee may establish are achieved or the Awards otherwise vest. The Committee will establish organizational, individual performance goals or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. No participant will receive performance units with an initial value greater than $500,000 and no participant will receive more than 150,000 performance shares during any fiscal year, except that a participant may be granted performance shares covering up to an additional 250,000 shares in connection with his or her initial service with the Company. Performance units will have an initial dollar value established by the Committee prior to the grant date. Performance shares will have an initial value equal to the fair market value of a share of the Company’s common stock on the grant date.
      Performance Goals. As determined by the Committee, the performance goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (i) cash position, (ii) earnings per share, (iii) net income, (iv) operating cash flow, (v) operating income, (vi) return on assets, (vii) return on equity, (viii) return on sales, (ix) revenue, (x) total stockholder return, and (xi) the achievement of certain pre-defined corporate milestones related to product development and other business activities. The performance goals may differ from participant to participant and from Award to Award and may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time.
      Other Stock Awards. In addition to the incentives described above, the Committee may grant other incentives payable in shares of our common stock under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate.
      Awards to Outside Directors. Under the terms of the Plan, similar to the nondiscretionary grants made to non-employee directors under the 2001 Director Plan, non-employee directors will be automatically granted, on the date they initially become a director, an option to purchase 30,000 shares of our common stock, which will vest as to 25 percent of the shares subject to the option one year after the date of grant, and as to 1/48th of the shares subject to the option each month thereafter, provided that the optionee continues to serve as a director on each relevant vesting date. In addition, non-employee directors will be granted annually an option to purchase 7,500 shares of the Company’s common stock, which will be fully vested on the date of the grant. Non-employee directors will also be entitled to receive all other types of awards under the Plan, including discretionary awards.
      Transferability of Awards. The Plan generally will not allow for the transfer of Awards, and all rights with respect to an Award granted to a participant generally will be available during a participant’s lifetime only to the participant.
      Change of Control. In the event of our change of control, each outstanding Award will be assumed or substituted for by the successor corporation (or a parent or subsidiary or such successor corporation). If there is no assumption or substitution of outstanding Awards, the Committee will provide notice to the recipient that he or she has the right to exercise the option and stock appreciation right as to all of the shares subject to the Award, all restrictions on restricted stock will lapse, and all performance goals or other vesting requirements for performance shares and units will be deemed achieved, and all other terms and conditions met. In such event, the Committee shall notify the participant that the Award is fully vested and exercisable for a period of time determined by the Committee and that the Award will terminate upon expiration of such period.
      Amendment and Termination of the Plan. The Committee will have the authority to amend, suspend or terminate the Plan, except that stockholder approval will be required for any amendment to the plan to the extent required by any applicable law, regulation or stock exchange rule. Any amendment, suspension or termination will not, without the consent of the participant, materially adversely affect any rights or obligations under any Award previously granted. The Plan will terminate in April 2015, unless our board of directors terminates it earlier.
Number of Awards Granted to Employees, Consultants, and Directors
      The number of awards that an employee, director or consultant may receive under the Plan is in the discretion of the Committee and therefore cannot be determined in advance. The following table sets forth

(a) the aggregate number of shares subject to options granted under our Existing Plans during the fiscal year ended December 31, 2004 and (b) the average per share exercise price of such options.

	Number of	Average per
	Options	Share Exercise
Name of Individual or Group	Granted	Price

Stephen A. Sherwin, M.D.	60,000	$14.04
Joseph J. Vallner, Ph.D.	37,500	$14.04
Robert H. Tidwell	40,000	$14.04
Peter K. Working, Ph.D.	30,000	$14.04
Carol C. Grundfest	11,250	$14.04
All executive officers, as a group	295,750	$13.35
All directors who are not executive officers, as a group	90,000	$11.62
All employees who are not executive officers, as a group	1,650,500	$11.18
Federal Tax Aspects
      The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of Awards granted under the Plan. Tax consequences for any particular individual may be different.
      Nonqualified Stock Options. No taxable income is reportable when a nonqualified stock option is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.
      Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonqualified stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.
      Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.
      Restricted Stock, Performance Units and Performance Shares. A participant generally will not have taxable income at the time an Award of restricted stock, performance shares or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock Award may elect to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares) on the date the Award is granted.
      Tax Effect for the Company. The Company generally will be entitled to a tax deduction in connection with an Award under the Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to the Company’s chief executive officer and to each of its four most highly compensated executive officers. Under Section 162(m) of the Internal Revenue

Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Plan, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options, establishing performance criteria that must be met before the Award actually will vest or be paid. The Plan has been designed to permit the Committee to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting the Company to continue to receive a federal income tax deduction in connection with such Awards.
      THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A SERVICE PROVIDER’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE SERVICE PROVIDER MAY RESIDE.
Required Vote
      Approval of the Plan requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock that are present in person or by proxy and entitled to vote at the Annual Meeting.
Recommendation
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2005 EQUITY INCENTIVE PLAN.
OTHER INFORMATION
Stock Ownership of Principal Stockholders and Management
      The following table sets forth the beneficial ownership of common stock of the Company as of February 1, 2005 by: (a) each person known to the Company to beneficially own five percent or more of the outstanding shares of its common stock; (b) each of the Company’s directors; (c) each of the Company’s executive officers named in the Summary Compensation Table below; and (d) all current directors and executive officers as a group. Unless otherwise indicated below, the address of each of the individuals named below is: c/o Cell Genesys, Inc., 500 Forbes Boulevard, South San Francisco, California 94080.

	Shares Beneficially	Percentage (%)
Name and Address of Beneficial Owner	Owned(1)	Beneficially Owned(2)

Mazama Capital Management, Inc.	4,336,549	9.6%
One SW Columbia
Portland, OR 97258
Legg Mason, Inc.	3,394,300	7.5%
100 Light Street
Baltimore, MD 21202
Royce & Associates, LLC	3,279,500	7.2%
1414 Avenue of the Americas
New York, NY 10019
Kopp Holding Co. LLC	2,898,820	6.4%
7701 France Avenue South, Suite 500
Edina, MN 55435
Barclays Global Investors	2,618,476	5.8%
1 Royal Mint Court
London, EC3N 4HH
David W. Carter(3)	60,000	*

	Shares Beneficially	Percentage (%)
Name and Address of Beneficial Owner	Owned(1)	Beneficially Owned(2)

Nancy M. Crowell(4)	52,500	*
James M. Gower(5)	96,536	*
John T. Potts, Jr., M.D.(6)	80,000	*
Thomas E. Shenk, Ph.D.(7)	115,875	*
Stephen A. Sherwin, M.D.(8)	1,337,747	2.9%
Eugene L. Step(9)	90,000	*
Inder M. Verma, Ph.D.(10)	138,946	*
Dennis L. Winger(11)	7,500	*
Carol C. Grundfest(12)	47,840	*
Robert H. Tidwell(13)	194,427	*
Joseph J. Vallner, Ph.D.(14)	405,824	*
Peter K. Working, Ph.D.(15)	160,729	*
All current executive officers and directors as a group (17 persons)(16)	3,393,164	7.0%

*	Less than one percent

(1)	The information in this table is based upon information supplied by directors and officers and, in the case of five percent stockholders, upon information contained in Schedules 13G filed with the Securities and Exchange Commission. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table, to the Company’s knowledge, have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Percentage of beneficial ownership is based on 45,360,819 shares of common stock outstanding as of February 1, 2005. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person.

(3)	Consists of 60,000 shares subject to options that are exercisable within 60 days after February 1, 2005.

(4)	Consists of 52,500 shares subject to options that are exercisable within 60 days after February 1, 2005.

(5)	Includes 90,000 shares subject to options that are exercisable within 60 days after February 1, 2005.

(6)	Consists of 80,000 shares subject to options that are exercisable within 60 days after February 1, 2005.

(7)	Includes 91,875 shares subject to options that are exercisable within 60 days after February 1, 2005.

(8)	Includes 900,781 shares subject to options that are exercisable within 60 days after February 1, 2005. Additionally, includes 30,000 shares held in irrevocable trust for Dr. Sherwin’s child, as to which Dr. Sherwin disclaims beneficial ownership.

(9)	Consists of 90,000 shares subject to options that are exercisable within 60 days after February 1, 2005.

(10)	Includes 80,000 shares subject to options that are exercisable within 60 days after February 1, 2005.

(11)	Consists of 7,500 shares subject to options that are exercisable within 60 days after February 1, 2005.

(12)	Consists of 47,840 shares subject to options that are exercisable within 60 days after February 1, 2005.

(13)	Consists of 194,427 shares subject to options that are exercisable within 60 days after February 1, 2005.

(14)	Consists of 405,824 shares subject to options that are exercisable within 60 days after February 1, 2005.

(15)	Consists of 160,729 shares subject to options that are exercisable within 60 days after February 1, 2005.

(16)	Includes 2,827,641 shares subject to options that are exercisable within 60 days after February 1, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than 10 percent of the Company’s common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Such executive officers, directors and 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.
      Based solely on its review of copies of such forms received by the Company, or written representations from certain reporting persons that no filings on Forms 5 were required for such persons, the Company believes that, during 2004, its executive officers, directors and 10 percent stockholders complied with all applicable Section 16(a) filing requirements.
Compensation Committee Interlocks and Insider Participation
      The Compensation Committee of the Company’s board of directors is composed of Dr. Potts and Messrs. Carter and Step, none of whom is or has been an officer or employee of the Company. The Compensation Committee makes recommendations to the board of directors concerning salaries and incentive compensation of officers of the Company. Dr. Sherwin, chairman of the board and chief executive officer of the Company, is not a member of the Compensation Committee and cannot vote on matters decided by the Compensation Committee. He participates in Compensation Committee discussions regarding salaries and incentive compensation for all employees of and consultants to the Company, except that Dr. Sherwin is excluded from discussions regarding his own salary and incentive compensation. None of the executive officers of the Company has served on the board of directors or compensation committee of any other entity, any of whose officers served on the Company’s Compensation Committee, and none of the executive officers of the Company has served on the compensation committee of any other entity, any of whose officers served on the Company’s board of directors.

EXECUTIVE OFFICER COMPENSATION
Summary Compensation Table
      The following table sets forth certain information concerning the compensation of the Company’s chief executive officer and each of the four other most highly compensated executive officers (collectively, the “Named Officers”) for services rendered to the Company in all capacities during the last three fiscal years.
Annual Compensation

					Long-Term
					Compensation

					Securities		All Other
				Other Annual	Underlying		Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Compensation ($)	Options(2)		($)(3)

Stephen A. Sherwin, M.D.	2004	507,500	250,000	—	60,000	(4)	3,000
Chairman of the Board &	2003	485,000	125,000	—	60,000	(5)	3,000
Chief Executive Officer	2002	465,000	150,000	—	100,000	(6)	3,000
Joseph J. Vallner, Ph.D.	2004	362,000	135,000	—	37,500	(4)	—
President & Chief	2003	346,500	70,000	—	37,500	(5)	—
Operating Officer	2002	330,000	100,000	—	37,500	(6)	—
Robert H. Tidwell	2004	290,000	85,000	—	40,000	(4)	3,000
Senior Vice President,	2003	273,000	60,000	—	30,000	(5)	3,000
Corporate Development	2002	248,335	60,000	—	22,500	(6)	3,000
					50,000	(7)
Peter K. Working, Ph.D.	2004	280,000	92,500	—	30,000	(4)	3,000
Senior Vice President,	2003	268,000	45,500	—	30,000	(5)	3,000
Research & Development	2002	243,334	60,000	—	10,000	(6)	3,000
					50,000	(8)
Carol C. Grundfest	2004	240,000	75,000	—	11,250	(4)	3,000
Vice President, Regulatory	2003	235,000	23,500	—	100,000	(5)	3,000
Affairs & Project	2002	—	—	—	—		—
Management

(1)	These bonuses, which were awarded for and accrued in the year noted, were paid in the subsequent year.

(2)	Cell Genesys has no restricted stock awards, stock appreciation rights or long-term incentive plan payouts.

(3)	In January 2001, the Company introduced a 401(k) employer match for all participating employees under its Defined Contribution Plan managed by Charles Schwab. The 401(k) match equals 100 percent of the first $3,000 contributed by the employee participant.

(4)	Consists of options granted February 2, 2004, related to performance during 2003.

(5)	Consists of options granted February 2, 2003, related to performance during 2002.

(6)	Consists of options granted February 7, 2002, related to performance during 2001.

(7)	Mr. Tidwell was promoted to Senior Vice President, Corporate Development on July 24, 2002, and he was granted an option to purchase 50,000 shares with an expiration date of July 24, 2012 in the context of this promotion.

(8)	Dr. Working was promoted to Senior Vice President, Research and Development on July 24, 2002, and he was granted an option to purchase 50,000 shares with an expiration date of July 24, 2012 in the context of this promotion.

Option Grants in Last Fiscal Year
      The following table sets forth each grant of stock options to the Named Officers in fiscal year 2004:
Individual Grants

			Percent of			Potential Realizable Value at
	Number of		Total			Assumed Annual Rate of
	Securities		Options			Stock Price Appreciation for
	Underlying		Granted to	Exercise		Option Term ($)(3)
	Options		Employees in	Price ($)	Expiration
Name	Granted(1)		2004(2)	(per Share)	Date	5%	10%

Stephen A. Sherwin, M.D.	60,000	(4)	3.0%	$14.04	02/02/2014	$529,781	$1,342,569
Joseph J. Vallner, Ph.D.	37,500	(4)	1.8%	$14.04	02/02/2014	$331,113	$839,105
Robert H. Tidwell	40,000	(4)	2.0%	$14.04	02/02/2014	$353,187	$895,046
Peter K. Working, Ph.D.	30,000	(4)	1.5%	$14.04	02/02/2014	$264,890	$671,284
Carol C. Grundfest	11,250	(4)	0.6%	$14.04	02/02/2014	$75,912	$182,109

(1)	Options granted under the Company’s 1998 Incentive Stock Plan have a maximum term of 10 years but terminate earlier upon termination of employment. Shares vest over a four-year period at the rate of 1/48th per month.

(2)	Based on an aggregate of 2,036,250 options granted to employees in 2004.

(3)	The potential realizable value is calculated based on the 10-year term of the option and the fair market value of the common stock at the time the option was granted, compounded annually. The five percent and 10 percent assumed annualized rates of compound stock price appreciation are provided in compliance with the rules of the SEC and are not meant to represent the Company’s estimate or a projection by the Company of future common stock prices.

(4)	Consists of options granted February 2, 2004, related to performance during 2003.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values
      The following table sets forth certain information concerning option exercises in 2004 and unexercised options held at December 31, 2004 by the Named Officers:

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares	Value	Options at December 31, 2004		at December 31, 2004 ($)
	Acquired	Realized
Name	on Exercise	($)(1)	Exercisable /	Unexercisable	Exercisable /	Unexercisable(2)

Stephen A. Sherwin, M.D.	—	—	873,750 /	106,250	$1,377,250 /	$0
Joseph J. Vallner, Ph.D.	—	—	384,855 /	74,145	$0 /	$0
Robert H. Tidwell	—	—	179,948 /	72,522	$0 /	$0
Peter K. Working, Ph.D.	—	—	142,083 /	77,917	$0 /	$0
Carol C. Grundfest	—	—	37,996 /	73,254	$0 /	$0

(1)	Fair market of the underlying securities on the date of exercise, minus the aggregate exercise price of the securities.

(2)	Fair market value of the underlying securities based on a closing price of our common stock at December 31, 2004 of $8.10 per share, less the exercise price.

Equity Compensation Plan Table
      Information as of December 31, 2004 regarding equity compensation plans approved and not approved by stockholders is summarized in the following table:

(C)
Number of Shares
Remaining Available for
	(A)	(B)	Future Issuance Under
	Number of Shares to be	Weighted-Average	Equity Compensation
	Issued upon Exercise of	Exercise Price of	Plans (Excluding Shares
Plan Category	Outstanding Options	Outstanding Options	Reflected in Column (A))

Equity compensation plans approved by stockholders	7,822,373	$12.22	2,267,668	(1)
Equity compensation plans not approved by stockholders	—	—	—

(1)	Includes 746,668 shares available for future issuance under our 1998 Incentive Stock Plan, as amended through 2004, generally used for grants to executive officers. Also includes 1,355,227 shares available for future issuance under our 2001 Nonstatutory Stock Option Plan, used for grants to non-executive officer employees and consultants; 113,273 shares available under our 2002 Employee Stock Purchase Plan; and 52,500 shares available under our 2001 Director Option Plan, used for grants to our outside directors.
Change-in-Control Agreements and Employment Contracts
      Since the time of his initial employment in March 1990, the Company has agreed to maintain Dr. Sherwin’s salary for twelve months after termination of his employment with the Company, unless the Company terminates Dr. Sherwin for cause or he terminates his employment voluntarily.
      The Company has implemented change-in-control agreements for certain executive officers. Under these agreements, the Company has agreed to provide Carol C. Grundfest, Kristen Hege, M.D., Christine McKinley, Matthew J. Pfeffer, Michael W. Ramsay, Robert H. Tidwell, Joseph J. Vallner, Ph.D. and Peter K. Working, Ph.D. with severance payments in an aggregate amount equal to twelve months salary plus bonus and certain employee benefits, following a change in control of the Company and (i) termination without cause by the Company or (ii) constructive termination. Also, under a similar change-in-control agreement, the Company has agreed to provide Dr. Sherwin with severance payments in an aggregate amount equal to two years salary plus bonus and certain employee benefits. Included in Dr. Sherwin’s change-in-control agreement is a provision for payments by the Company of certain taxes that may be incurred as a consequence of the agreement. Dr. Sherwin’s change-in-control agreement, when applicable, will supersede his employment contract.
Corporate Governance
      The Company and its board of directors are committed to high standards of corporate governance as an important component in building and maintaining stockholder value. To this end, the Company regularly reviews its corporate governance policies and practices to ensure that they are consistent with the high standards of other companies. The Company has also been closely monitoring guidance issued or proposed by the Securities and Exchange Commission, new listing standards of Nasdaq, and the provisions of the Sarbanes-Oxley Act. As a result of our review of these matters, as well as the emerging best practices of other companies, we have implemented the following:

Director Independence

•	We have confirmed that a majority of our directors are independent as defined by currently available SEC and Nasdaq regulations.

•	The Company’s independent directors hold formal meetings convened separately from management, which meetings do not include our chairman of the board and chief executive officer, and are chaired by an independent director.

•	The audit, compensation, and nominating and governance committees consist solely of independent directors.

Audit Committee

•	All audit committee members possess the required level of financial literacy.

•	The audit committee charter makes explicit the following:

o	The audit committee’s ability to retain independent consultants and experts as it sees fit, at Company expense;

o	The audit committee’s right to appoint, review and assess the performance of our independent registered public accounting firm;

o	The audit committee’s ability to hold regular executive sessions with our independent registered public accounting firm, the Company controller, and other Company officers directly, as it considers appropriate;

o	The audit committee’s requirement to review and approve in advance, non-audit services by our independent registered public accounting firm, as well as related party transactions;

o	The audit committee’s duty to establish a formal complaint monitoring procedure (whistleblower policy) to enable confidential and anonymous reporting to the audit committee; and

o	The audit committee’s authority over the independent registered public accounting firm’s rotation policy.

Other Governance Matters

•	We have established a formal Code of Business Conduct and Ethics that applies to all officers, directors and employees.

•	We have established a formal compensation committee charter and nominating and governance committee charter.

•	We have established a requirement that any waiver of an amendment to the Code of Business Conduct and Ethics involving a director or officer be reviewed by the nominating and governance committee and disclosed to our stockholders.

•	We have adopted an updated Insider Trading Policy including new control procedures that comply with current SEC and Nasdaq regulations.

•	We have established a policy to ensure procedures whereby the board will review its own performance on an annual basis.

•	We have prohibited loans to our officers and directors.
      More details on our corporate governance initiatives, including copies of our Code of Business Conduct and Ethics and our committee charters can be found in the “Corporate Governance” section of our web site at http://www.cellgenesys.com.

Policy for Director Recommendations and Nominations
      The nominating and governance committee considers candidates for board membership suggested by the board of directors, management and the Company’s stockholders. It is the policy of the nominating and governance committee to consider recommendations for candidates to the board of directors from stockholders holding no less than five percent of the total outstanding shares of the Company. Stockholders must have held such common stock continuously for at least twelve months prior to the date of the submission of the recommendation. The nominating and governance committee will consider persons recommended by the Company’s stockholders in the same manner as a nominee recommended by members of the board of directors or management.
      A stockholder that desires to recommend a candidate for election to the board of directors shall direct the recommendation in written correspondence by letter to the Company, attention of:
Chairperson of the Nominating and Governance Committee
c/o Cell Genesys, Inc.
500 Forbes Boulevard
South San Francisco, CA 94080
      Such notice must include:

•	the candidate’s name, home and business contact information;

•	detailed biographical data and relevant qualifications;

•	a signed letter from the candidate confirming willingness to serve;

•	information regarding any relationships between the candidate and the Company within the last three years; and

•	evidence of the required ownership of common stock by the recommending stockholder.
      In addition, a stockholder may nominate a person directly for election to the board of directors at the annual meeting of our stockholders provided the stockholder meets the requirements set forth in our bylaws and the rules and regulations of the SEC related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to the board of directors at an annual meeting, is described above in the section entitled “Deadline for Receipt of Stockholder Proposals.”
      Where the nominating and governance committee has either identified a prospective nominee or determines that an additional or replacement director is required, the nominating and governance committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the board of directors or management. In its evaluation of director candidates, including the members of the board of directors eligible for re-election, the committee considers a number of factors, including the following:

•	The current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board.

•	Such factors as judgment, independence, character and integrity, area of expertise, diversity of experience, length of service and potential conflicts of interest.

•	Such other factors as the committee may consider appropriate.
      The nominating and governance committee has also specified the following minimum qualifications that it believes must be met by a nominee for a position on the board:

•	The highest personal and professional ethics and integrity.

•	Proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment.

•	Skills that are complementary to those of the existing board members.

•	The ability to assist and support management and make significant contributions to the Company’s success.

•	An understanding of the fiduciary responsibilities that are required of a member of the board and the commitment of time and energy necessary to diligently carry out those responsibilities.
      In connection with its evaluation, the nominating and governance committee determines whether it will interview potential nominees. After completing the evaluation and interview, the nominating and governance committee makes a recommendation to the full board of directors as to the persons who should be nominated to the board, and the board of the directors determines the actual nominees after considering the recommendation and report of the nominating and governance committee.

Stockholder Communications to Directors
      Stockholders may communicate directly with the members of the Company’s board of directors by sending an email to the chairperson of the nominating and governance committee at board@cellgenesys.com. All directors will have access to this email address. The corporate compliance officer monitors these communications and will ensure that summaries of all received messages are provided to the board of directors at its regularly scheduled meetings. Where the nature of a communication warrants, the corporate compliance officer may decide to obtain the more immediate attention of the appropriate committee of the board of directors or a non-management director, or the Company’s management or independent advisors, as appropriate. The corporate compliance officer will also determine whether any response to a stockholder communication is necessary or warranted, and whether further action is required.

Code of Business Conduct and Ethics
      The board of directors has adopted a Code of Business Conduct and Ethics that is applicable to all employees, officers and directors of Cell Genesys, including the Company’s senior financial and executive officers. This Code is intended to deter wrongdoing and promote ethical conduct among our directors, executive officers and employees. The Code of Business Conduct and Ethics is available on Cell Genesys’ website. The Company also intends to post amendments to or waivers from the Code of Business Conduct and Ethics on its website.

REPORT OF THE COMPENSATION COMMITTEE
      Decisions regarding compensation of the Company’s executive officers are made by the compensation committee of the board of directors (the “Compensation Committee”). The Compensation Committee is comprised of three independent directors, Dr. Potts and Messrs. Carter and Step. The Compensation Committee is responsible for setting compensation policy and determining the annual compensation of the executive officers of the Company, including base salaries, bonuses, if any, and stock options. Periodically, including during 2004, an outside compensation expert is retained to thoroughly review certain aspects of the Company’s compensation policy and practice relative to the competitive environment. The Company’s executive pay programs are designed to attract and retain executives who will contribute to the Company’s long-term success, to reward executives for achieving both short- and long-term goals of the Company, to link executive and stockholder interests through equity-based compensation plans, and to provide a compensation package that recognizes both individual contributions and company performance. A substantial portion of each executive’s total compensation is intended to be variable and to relate to, and be contingent upon, performance. The Compensation Committee evaluates the performance and determines the compensation of the chief executive officer and other executive officers of the Company annually, based upon individual performance and the achievement of corporate goals.
General Compensation Policy
      Cell Genesys’ executive compensation programs seek to accomplish several major goals:

•	To recruit and retain highly qualified executive officers by offering overall compensation that is competitive with that offered for comparable positions in companies in the biotechnology industry of comparable size and at a comparable stage of development;

•	To motivate executives to achieve important business and performance objectives and to reward them when such objectives are met; and

•	To align the interests of executive officers with the long-term interests of stockholders through participation in the Company’s stock option plan.
      The achievement of these goals is based on a mix of compensation elements, as described below:
      Base Salary: Base salaries for all employees, including executive officers, are determined based on an established job grade and salary matrix that is designed to provide a base salary that is competitive with comparable companies. In monitoring the job grade and salary matrix, the Compensation Committee compared compensation information derived from surveys including compensation levels for companies of similar size and stage of development. Included in the survey are some, but not all, of the companies included in the Nasdaq Pharmaceutical Index, with the primary focus on biotechnology companies at a similar stage in the San Francisco Bay Area which may compete for the same pool of employees. The assessment confirmed that Cell Genesys’ base compensation was comparable to the industry averages.
      Adjustments to each individual’s base salary, including executive officers, are made in connection with annual performance reviews. The amounts of such adjustments are calculated using merit increase guidelines based on the employee’s position within the relevant compensation range and the results of his or her performance review. The recommended percentage increases are adjusted annually to reflect the Compensation Committee’s assessment of appropriate salary adjustments given the results of competitive surveys and general economic conditions.
      Performance-Based Incentive Plan: Officers and other key employees may earn an annual bonus, set as a percentage of base salary, based on the achievement of individual objectives and corporate goals. Corporate goals are established at the start of each year by the Compensation Committee in conjunction with the full board of directors. These goals may include progress made in pre-clinical programs and clinical trials, strategic alliances, financing activities and the financial results of Cell Genesys. Generally, the Company does not disclose specific targets relating to these goals, because doing so may disclose confidential business information. Performance against the objectives will be used to determine the amount of any cash bonuses that may be paid to the Company’s employees, including each of the Company’s executive officers, for 2005. The Compensation Committee designated for each executive officer a bonus target amount, which was a percentage of the individual’s base salary, including a specific target for Dr. Sherwin. Cell Genesys’ compensation policy with respect to annual cash incentive awards was also compared to relevant market data and found to be comparable to industry averages. From time to time the Compensation Committee may elect to defer an annual cash incentive awards and employ increased stock-based compensation in order to conserve the Company’s financial resources and retain key employees and align the interests of the employees with those of the stockholders.
      Stock-Based Incentive Compensation: Stock options enable Cell Genesys to provide long-term incentives to its employees, which align the interests of all employees, including the executive officers, with those of the stockholders. Options are exercisable in the future at the fair market value at the time of grant, so that an option holder is rewarded only by the appreciation in price of the Cell Genesys common stock. Stock options are granted upon commencement of employment and generally have a four-year vesting period and expire 10 years after the date of grant. Periodic grants of stock options are generally made annually to all eligible employees based on performance, with additional grants made to certain employees following a significant change in job responsibility, scope or title. Guidelines for the number of options granted to each eligible employee are determined by the Compensation Committee based on several factors, including a valuation analysis reflecting market-based compensation, salary grade and the performance of each participant. The size of the resulting grants developed under this procedure are targeted to be at or above competitive levels as a reflection of both providing an incentive for favorable performance of Cell Genesys, as well as the risk attached to the future growth of the biotechnology industry.
CEO Compensation
      Dr. Sherwin’s compensation for fiscal 2004 was determined in accordance with the compensation policy of Cell Genesys described above and the Compensation Committee’s evaluation of his overall leadership and management of the Company. Fiscal 2004 was a year of significant accomplishment for Cell Genesys, both with respect to product development and financing activities. Under Dr. Sherwin’s leadership, Cell Genesys made significant progress in each of its clinical and pre-clinical programs, particularly with respect to advancing the Company’s GVAX® prostate cancer vaccine into Phase 3 clinical trials, the first ever Phase 3 trial initiated by the Company. Additionally, in 2004, the Company reported results from several of its ongoing clinical and pre-clinical stage programs. Finally, during 2004, the Company successfully completed two financing transactions raising over $200.0 million. As a result, the Company ended the year with a cash balance of approximately $175.0 million, and is in a good financial position to advance its programs forward. Throughout 2004, Dr. Sherwin has strived to ensure that Cell Genesys’ assets were utilized effectively and to their best advantage while continuing to optimally manage Cell Genesys’ financial resources. Dr. Sherwin’s compensation during 2004 reflects his leadership, management and the achievements of Cell Genesys during 2004.
Compliance with Internal Revenue Code Section 162(m)
      As a result of Section 162(m) of the Internal Revenue Code, which was enacted into law in 1993, the Company may not take a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million for any officer in any one year. This limitation became effective for each year beginning after December 31, 1993 and applies to all compensation paid to the covered executive officers that is not considered to be performance-based. Compensation that does qualify as performance-based compensation does not have to be taken into account for purposes of this limitation.
      The cash compensation paid to the Company’s executive officers during 2004 did not exceed the $1 million limit for any executive officer, nor is the cash compensation to be paid to the Company’s executive officers for 2005 expected to reach that level. Because it is unlikely that the cash compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1 million limitation, the Compensation Committee has decided not to take any action at this time to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer approach the $1 million level.
      The foregoing report has been submitted by the undersigned in our capacity as members of the Compensation Committee of the Company’s board of directors.
MEMBERS OF THE COMPENSATION COMMITTEE AS OF FISCAL YEAR 2004
David W. Carter
John T. Potts, Jr., M.D.
Eugene L. Step

REPORT OF THE AUDIT COMMITTEE
      The audit committee of the board of directors (the “Audit Committee”) is composed of directors Ms. Crowell and Messrs. Step and Winger, none of whom is or has been an officer or employee of the Company. The primary role of the Audit Committee is to provide oversight and monitoring of Company management and the independent registered public accounting firm and their activities with respect to the Company’s financial reporting process. The board of directors has determined that each member of the Audit Committee is “independent” as defined in the listing standards of the National Association of Securities Dealers. The board of directors has adopted a written charter for the Audit Committee. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including discussing the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
      The Audit Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent registered public accounting firm the registered public accounting firm’s independence from management and the Company.
      The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for the audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee has recommended, subject to stockholder approval, the selection of the Company’s independent registered public accounting firm. This recommendation was based on a variety of factors, including a review of the qualifications of Ernst & Young LLP’s engagement team, as well as Ernst & Young LLP’s reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee considered whether the provision of non-audit services provided by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence and has discussed with Ernst & Young LLP the registered public accounting firm’s independence.
      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors (and the board of directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.
      The foregoing report has been submitted by the undersigned in our capacity as members of the Audit Committee of the Company’s board of directors.
MEMBERS OF THE AUDIT COMMITTEE AS OF FISCAL YEAR 2004
Nancy M. Crowell
James M. Gower
Eugene L. Step
Dennis Winger

Stockholder Return Comparison
      The graph below compares the cumulative total return on the Company’s common stock for fiscal years 2000 to 2004 compared to the CRSP Total Return Index for the Nasdaq Composite and the CRSP Total Return Index for the Nasdaq Biotechnology Stocks. The stock price performance shown on the graph below is not necessarily indicative of future price performance.
Comparison of Cumulative Stockholder Return
OTHER MATTERS
      The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the board of directors may recommend.
      It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. Please complete, date, execute and return, at your earliest convenience, the accompanying proxy card in the envelope that has been enclosed.

THE BOARD OF DIRECTORS
Dated:                     , 2005

Appendix A
CELL GENESYS, INC.
2005 EQUITY INCENTIVE PLAN
      1.     Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide incentives to individuals who perform services to the Company, and

•	to promote the success of the Company’s business.
      The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, SARs, Performance Units, Performance Shares and other stock awards as the Administrator may determine.
      2.     Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, SARs, Performance Units, Performance Shares and other stock awards as the Administrator may determine.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Cash Position” means as to any Performance Period, the Company’ s level of cash and cash equivalents, including, without limitation, amounts classified for financial reporting purposes as short-term investments and restricted investments.

(g) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the

Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(h) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(i) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(j) “Common Stock” means the common stock of the Company.

(k) “Company” means Cell Genesys, Inc., a Delaware corporation, or any successor thereto.

(l) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(m) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(n) “Director” means a member of the Board.

(o) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(p) “Earnings Per Share” means as to any Performance Period, the Company’s or a business unit’s Net Income, divided by a weighted average number of Shares outstanding and dilutive equivalent Shares deemed outstanding, determined in accordance with U.S. GAAP; provided, however, that if Net Income as to any such Performance Period is a negative amount, then Earnings Per Share means the Company’s or business unit’s Net Income, divided by a weighted average number of Shares outstanding, determined in accordance with U.S. GAAP.

(q) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Excluded Items” includes, without limitation, (i) incentive compensation, (ii) in-process research and development expenses, (iii) acquisition costs, (iv) compensation expense from equity compensation, (v) operating expenses from acquired businesses, (vi) amortization of acquired intangible assets, and (vii) such other unusual or one-time items as may be identified by the Administrator.

(t) “Fair Market Value” means, as of any date, the value of Common Stock as the Administrator may determine in good faith.

(u) “Fiscal Year” means the fiscal year of the Company.

(v) “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w) “Inside Director” means a Director who is an Employee.

(x) “Net Income” means as to any Performance Period, the Company’s or a business unit’s income after taxes determined in accordance with U.S. GAAP, adjusted for any Excluded Items approved for exclusion by the Administrator.

(y) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(z) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa) “Operating Cash Flow” means as to any Performance Period, the Company’s or a business unit’s cash flow generated from operating activities, as reported in the Company’s cash flow statements and calculated in accordance with U.S. GAAP, adjusted for any Excluded Items approved for exclusion by the Administrator.

(bb) “Operating Income” means as to any Performance Period, the Company’s or a business unit’s income from operations determined in accordance with U.S. GAAP, adjusted for any Excluded Items approved for exclusion by the Administrator.

(cc) “Option” means a stock option granted pursuant to the Plan.

(dd) “Outside Director” means a Director who is not an Employee.

(ee) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ff) “Participant” means the holder of an outstanding Award.

(gg) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award granted under the Plan. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Cash Position, (b) Earnings Per Share, (c) Net Income, (d) Operating Cash Flow, (e) Operating Income, (f) Return on Assets, (g) Return on Equity, (h) Return on Sales, (i) Revenue (j) Total Shareholder Return, and (k) certain pre-defined corporate milestones related to product development and other business activities. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant.

(hh) “Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(ii) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 9.

(jj) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 9.

(kk) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(ll) “Plan” means this 2005 Equity Incentive Plan.

(mm) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(nn) “Return on Assets” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s Operating Income divided by average net Company or business unit, as applicable, assets, determined in accordance with U.S. GAAP.

(oo) “Return on Equity” means as to any Performance Period, the percentage equal to the Company’s Net Income divided by average stockholder’s equity, determined in accordance with U.S. GAAP.

(pp) “Return on Sales” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s Operating Income divided by the Company’s or the business unit’s, as applicable, Revenue.

(qq) “Revenue” means as to any Performance Period, the Company’s or business unit’s net sales, determined in accordance with U.S. GAAP.

(rr) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ss) “Section 16(b)” means Section 16(b) of the Exchange Act.

(tt) “Service Provider” means an Employee, Director or Consultant.

(uu) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(vv) “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 8 is designated as a SAR.

(ww) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(xx) “Total Shareholder Return” means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a Share.

(yy) “U.S. GAAP” means generally accepted accounting principles in the United States.
      3.     Stock Subject to the Plan.
      (a) Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be awarded and sold under the Plan is                     plus (a) such number of Shares which have been reserved but not issued under the Company’s 1998 Stock Plan (the “1998 Plan”), plus any Shares returned to the 1998 Plan as a result of termination of options or repurchase of Shares issued under such plan, (b) such number of Shares which have been reserved but not issued under the Company’s 2001 Nonstatutory Stock Option Plan (the “2001 Plan”), plus any Shares returned to the 2001 Plan as a result of termination of options or repurchase of Shares issued under such plan, and (c) such number of Shares which have been reserved but not issued under the Company’s 2001 Director Option Plan (the “2001 Director Plan”), plus any Shares returned to the 2001 Director Plan as a result of termination of options or repurchase of Shares issued under such plan. The Shares may be authorized, but unissued, or reacquired Common Stock. Shares shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Upon payment in Shares pursuant to the exercise of an SAR, the number of Shares available for issuance under the Plan shall be reduced only by the number of Shares actually issued in such payment. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of Shares owned by the Participant, the number of Shares available for issuance under the Plan shall be reduced by the gross number of Shares for which the Option is exercised. The Shares may be authorized, but unissued, or reacquired Common Stock.
      (b) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full or, with respect to Restricted Stock, Performance Shares or Performance Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and SARs, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to SARs, only Shares actually issued pursuant to an SAR will cease to be available under the Plan; all remaining Shares under SARs will remain available for future grant or sale under the Plan (unless the Plan has terminated). However, Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the tax and exercise price of an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(b).
      (c) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.
      4.     Administration of the Plan.
      (a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.
      (b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder;

(iv) to approve forms of agreement for use under the Plan;

(v) to modify or amend each Award (subject to Section 19(c) of the Plan). Notwithstanding the previous sentence, the Administrator may not modify or amend an Option or SAR to reduce the exercise price of such Option or SAR after it has been granted (except for adjustments made pursuant to Section 14), unless approved by the Company’s stockholders and neither may the Administrator, without the approval of the Company’s stockholders, cancel any outstanding Option or SAR and immediately replace it with a new Option or SAR with a lower exercise price;

(vi) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(viii) to modify or amend each Award (subject to Section 19(c) of the Plan);

(ix) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(x) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine;

(xi) to grant in addition to the incentives described in Sections 6, 7, 8 and 9 below, other incentives payable in cash or Shares under the Plan as determined by the Administrator to be in the best interests of the Company and subject to any terms and conditions the Administrator deems advisable; and

(xii) to make all other determinations deemed necessary or advisable for administering the Plan.
      (c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.
      5.     Eligibility. Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Units, Performance Shares and such stock awards as the Administrator determines may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.
      6.     Stock Options.
      (a) Limitations.

(i) Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(ii) The following limitations will apply to grants of Options:

(1) No Service Provider will be granted, in any Fiscal Year, Options to purchase more than 500,000 Shares.

(2) In connection with his or her initial service, a Service Provider may be granted Options to purchase up to an additional 1,500,000 Shares, which will not count against the limit set forth in Section 6(a)(ii)(1) above.

(3) The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14.

(4) If an Option is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 14), the cancelled Option, as applicable, will be counted against the limits set forth in subsections (1) and (2) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option and/or Stock Appreciation Right, as applicable.

(5) The exercise price for an Option may not be reduced without the consent of the Company’s stockholders. This will include, without limitation, a repricing of the Option as well as an Option exchange program whereby the Participant agrees to cancel an existing Option in exchange for an Option, SAR or other Award.
      (b) Term of Option. The Administrator will determine the term of each Option in its sole discretion. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
      (c) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

a) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

b) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be determined by the Administrator, but will be no less than 100% of the Fair Market Value per Share on the date of grant.

(3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form(s) of consideration for exercising an Option, including the method of payment, to the extent permitted by Applicable Laws.
      (d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with an applicable withholding taxes). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
      7.     Restricted Stock.
      (a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.
      (b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing, during any Fiscal Year no Participant will receive more than an aggregate of 150,000 Shares of Restricted Stock; provided, however, that in connection with a Participant’s initial service as an Employee, an Employee may be granted an aggregate of up to an additional 250,000 Shares of Restricted Stock. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.
      (c) Transferability. Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.
      (d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.
      (e) Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.
      (f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

      (g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.
      (h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.
      (i) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).
      8.     Stock Appreciation Rights.
      (a) Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.
      (b) Number of Shares. The Administrator will have complete discretion to determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant will be granted SARs covering more than 500,000 Shares. Notwithstanding the foregoing limitation, in connection with a Participant’s initial service as an Employee, an Employee may be granted SARs covering up to an additional 1,500,000 Shares.
      (c) Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan. In the case of a freestanding SAR, the exercise price will be not less than 100% of the Fair Market Value of a Share on the date of grant. The exercise price of a tandem or affiliated SARs will equal the exercise price of the related Option.
      (d) SAR Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
      (e) Expiration of SARs. A SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(d) also will apply to SARs.
      (f) Payment of SAR Amount. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the SAR is exercised.
At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.
      9.     Performance Units and Performance Shares.
      (a) Grant of Performance Units/ Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units/ Shares granted to each Participant provided that during any Fiscal Year, (a) no Participant will receive

Performance Units having an initial value greater than $500,000 and (b) no Participant will receive more than 150,000 Performance Shares. Notwithstanding the foregoing limitation, in connection with a Participant’s initial service as an Employee, an Employee may be granted up to an additional 250,000 Performance Shares.
      (b) Value of Performance Units/ Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.
      (c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/ Shares that will be paid out to the Participant. Each Award of Performance Units/ Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(i) General Performance Objectives. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, or any other basis determined by the Administrator in its discretion.

(ii) Section 162(m) Performance Objectives. For purposes of qualifying grants of Performance Units/ Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may determine that the performance objectives applicable to Performance Units/ Shares will be based on the achievement of Performance Goals. The Administrator will set the Performance Goals on or before the Determination Date. In granting Performance Units/ Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Units/ Shares under Section 162(m) of the Code (e.g., in determining the Performance Goals).
      (d) Earning of Performance Units/ Shares. After the applicable Performance Period has ended, the holder of Performance Units/ Shares will be entitled to receive a payout of the number of Performance Units/ Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/ Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/ Share.
      (e) Form and Timing of Payment of Performance Units/ Shares. Payment of earned Performance Units/ Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/ Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/ Shares at the close of the applicable Performance Period) or in a combination thereof.
      (f) Cancellation of Performance Units/ Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/ Shares will be forfeited to the Company, and again will be available for grant under the Plan.
      10.     Other Stock Awards. In addition to the incentives described in Sections 6 through 9 above, the Administrator may grant other incentives payable in Shares under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate.
      11.     Leaves of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock

Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
      12.     Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

13.	Awards to Outside Directors.
      (a) General. Outside Directors will be entitled to receive all types of Awards under this Plan, including discretionary Awards not covered under this Section 13. All grants of Options to Outside Directors pursuant to this Section will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
      (b) Granting of Awards.

(i) First Option. Each Outside Director who becomes an Outside Director after the effective date of this Plan will be automatically granted a Nonstatutory Stock Option to purchase 30,000 Shares (the “First Option”) on the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that an Inside Director who ceases to be an Inside Director but who remains a Director will not receive a First Option.

(ii) Subsequent Option. Each Outside Director will be automatically granted an Option to purchase 7,500 Shares (a “Subsequent Option”) on June 30 of each year provided he or she is then an Outside Director and if as of such date, he or she shall have served on the Board for at least the preceding twelve (12) months.
      (c) Terms of Options. The terms of First Options and Subsequent Options granted hereunder will be as follows:

(i) the term of each Option will be ten (10) years.

(ii) the exercise price per Share will be 100% of the Fair Market Value per Share on the date of grant. In the event that the date of grant is not a trading day, the exercise price per Share will be the Fair Market Value on the next trading day immediately following the date of grant.

(iii) 25% of the Shares subject to the First Option will vest twelve (12) months after the date of grant, and 1/48 of the Shares subject to the First Option will vest each month thereafter so that 100% of the Shares subject to the First Option will be vested four (4) years from the grant date, subject to the Optionee remaining a Service Provider through each such vesting date.

(iv) the Subsequent Option shall become exercisable as to 100% of the Shares subject to the Subsequent Option on date of grant, provided that the Optionee continues to serve as a Director on such date.
      (d) In the event that any Option granted under the Plan would cause the number of Shares subject to outstanding Options plus the number of Shares previously purchased under Options to exceed the Pool, then the remaining Shares available for Option grant shall be granted under Options to the Outside Directors on a pro rata basis. No further grants shall be made until such time, if any, as additional Shares become available for grant under the Plan through action of the Board or the shareholders to increase the number of Shares which may be issued under the Plan or through cancellation or expiration of Options previously granted hereunder.
      14.     Adjustments; Dissolution or Liquidation; Merger or Change in Control.
      (a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, may (in its sole discretion) adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits set forth in Sections 3, 6, 7, 8 and 9.
      (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.
      (c) Change in Control. In the event of a Change in Control, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Performance Shares and Performance Units, all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.
      With respect to Awards granted to Outside Directors that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant, then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares subject thereto, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Performance Shares and Performance Units, all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.
      For the purposes of this Section 14(c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Performance Share or Performance Unit, for each Share subject to such Award (or in the case of Performance Units, the number of implied shares determined by dividing the value of the Performance Units by the per share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.
      Notwithstanding anything in this Section 14(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

15.	Tax Withholding.
      (a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).
      (b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld, (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.
      16.     No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.
      17.     Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.
      18.     Term of Plan. Subject to Section 22 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years unless terminated earlier under Section 19 of the Plan.
      19.     Amendment and Termination of the Plan.
      (a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.
      (b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
      (c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
      20.     Conditions Upon Issuance of Shares.
      (a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

      (b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
      21.     Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.
      22.     Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.